                                                                     EXHIBIT 2.4

                          AGREEMENT TO PURCHASE HOTEL
                          ---------------------------


          THIS AGREEMENT is made this            day of April, 1996, by and
between Kipling Hospitality Enterprise Corporation, a Colorado corporation ("Seller"), J. Craig McBride ("McBride"), and ESA Properties, Inc. ("Purchaser").


                                R E C I T A L S:

          A. Seller is the fee owner of that certain parcel of land (and the improvements and buildings located thereon) legally described in Exhibit A and commonly referred to as the Econolodge, 715 Kipling Street, Lakewood, Colorado 80215 (the "Hotel") and the owner of the Fixtures and Tangible Personal Property, Operating Equipment, Consumables, and Miscellaneous Hotel Assets (all as hereinafter defined).

          B. The Hotel's facilities include guest and public facilities consisting of 145 rooms, administrative offices, and service areas.

          C. Seller desires to sell, and Purchaser desires to purchase, the Property upon and subject to the terms and conditions hereinafter set forth.

          D. Purchaser has requested that McBride, as sole shareholder of Seller, agree to indemnify (jointly with Seller) Purchaser as hereinafter provided, and McBride has agreed to give such indemnity.

                              A G R E E M E N T S

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:


                                   ARTICLE I

                           DEFINITIONS AND REFERENCES

          1.1 Definitions. As used herein, the following terms shall have the respective meanings indicated below:

          Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, or is under common control with, the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust or other entity which is controlled by the subject entity or person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity or the power to veto major policy decision of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

          Agreement: This Agreement to Purchase Hotel, including the Exhibits.

          Bookings: Contracts for the use or occupancy of guest rooms of the Hotel.

          Closing:  As defined in Section 6.1.

          Compensation: The direct salaries and wages paid to, or accrued for the benefit of, any Employee, incentive compensation, vacation pay, severance pay, employer's contributions under F.I.C.A., unemployment compensation, workmen's compensation, or other employment taxes, and payments under Employee Benefit Plans (as hereinafter defined).

          Consumables: All food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand (which shall include off-site storage) on the date hereof, subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, (i) Operating Equipment and (ii) all items of personal property owned by Space Lessees, guests, employees, or persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset hereunder) furnishing food or services to the Hotel.

          Cut-off Time:  12:01 A.M. on the Closing Date.

          Department:  Colorado Department of Revenue.

          Deposit:  As defined in Section 3.2.

          Documents: Reproducible copies of all plans, specifications, drawings, blueprints, surveys, environmental reports and other documents which Seller has in its possession, or has a right to (provided Seller has knowledge of such documents), as the same relate to the Real Property, including, but not limited to those relating to any prior or ongoing construction or rehabilitation of the Real Property.

          Employee(s): All persons employed by Seller and/or an Affiliate pursuant to Employment Contracts.

          Employee Benefit Plans: All employee benefit plans, as that term is defined in Section 3(2)(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including "multi-employer pension plans" as defined in Section 3(37) of ERISA, and each other employee benefit plan or program (including welfare benefit plans as defined in Section 3(1) of ERISA) to which Seller contributes on behalf of any of the Employees.

          Employment Contract(s): Those contracts and agreements, oral or written, with all or any of the executives, staff and employees of Seller and/or an Affiliate for work in or in connection with the Hotel including, but not limited to, individual employment agreements, union agreements, employee handbooks, group health insurance plans, life insurance plans and disability insurance plans (other than Employee Benefit Plans).

          Environmental Laws:  As defined in Section 5.1(u).

          Environmental Study:  As defined in Section 4.3.

          Excluded Assets: The following: (i) those assets, if any, listed on Exhibit B hereto owned and to be retained by Seller or Affiliates of Seller;
(ii) receivables; (iii) all assets that are marked with the Econolodge trademark or logo; (iv) the Hotel Names; and (v) except as provided to the contrary in
Section 17.1(e) hereof, all records, files and proprietary operating manuals in the Hotel.

          Excluded Permits: Permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

          Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, carpeting, and other articles of personal property now located on the Real Property or held in storage for future use at the Hotel and used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business but in accordance with present standards excluding, however: (i) Consumables; (ii) Operating Equipment; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by Space Lessees, guests, employees or other persons (other than Seller or any affiliate of Seller, unless denominated as an Excluded Asset hereunder) furnishing goods or services to the Hotel; and (v) Improvements.

          FIRPTA Certificate: As defined in Section 17.1(l).

          Hazardous Material: As defined in Section 5.1(u).

          Hotel:  The hotel referred to in the Recitals.

          Hotel Contracts: All management, service, maintenance, purchase orders, leases and other contracts or agreements, including equipment leases capitalized for accounting purposes, and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including, but not limited to, those relating to heating and cooling equipment and/or mechanical equipment, but exclusive, however, of (i) insurance policies, (ii) the Bookings,
(iii) the Space Leases, (iv) the Employment Contracts, and (v) the Employee Benefit Plans.

          Hotel Names: All names or other identifications used in connection with the operation of Hotel.

          Impositions: All taxes and other governmental charges of any kind whatsoever that may at any time be assessed or levied against or with respect to the Property, or any part thereof or any interest therein, including, without limitation, all general and special real estate taxes and assessments or taxes assessed specifically in whole or in part in substitution of general real estate taxes or assessments; any taxes levied upon or with respect to the revenue, income or profits of Seller from all or any part of the Property which, if not paid, will become a lien on all or any part of the Property, or a lien or charge on the rents, revenues or receipts therefrom; all assessed ad valorem taxes; all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property and all assessments and other charges made by any governmental agency for improvements that may be secured by a lien on the Property.

          Improvements: The buildings, structures (surface and sub-surface) and other improvements, including such fixtures as shall constitute real property, located on the Land.

          Inspection Period:  As defined in Section 4.1.

          Land: The parcel of real estate described in Exhibit A hereto, together with all rights, title and interest, if any, of Seller in and to all land lying in any street, alley, road or avenue, open or proposed, in front of or adjoining said Land, to the centerline thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for the damage to said Land by reason of change of grade of any street.

          Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction of the Hotel (including, for purposes hereof, any local Board of Fire Underwriters), and the operation thereof.

          Material Bookings: All Bookings for meetings and banquet facilities and, with respect to guest rooms, any contract for ten (10) or more room nights.

          Material Contracts: All Hotel Contracts which cannot be cancelled by 30 days' or less notice without penalty or premium payment.

          Miscellaneous Hotel Assets: All contract rights, leases, concessions, trademarks, logos, copyrights, assignable warranties and other items of intangible personal property relating to the ownership or operation of Hotel, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) Space Leases; (iv) Permits; (v) cash or other funds, whether in petty cash or house banks, or on deposit in bank accounts or in transit for deposit; (vi) books and records (except as provided in Section 16.1(f); (vii) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (viii) utility and similar deposits; (ix) prepaid insurance or other prepaid items; or (x) prepaid license and permit fees; except to the extent that Seller receives a credit at Closing for any such item or matter.

          Non-Compete Agreements: The Non-Compete Agreements delivered by Seller to Purchaser pursuant to the terms of Section 7.1 hereof.

          Note: The promissory note delivered to Seller pursuant to Section 3.1 hereof, the form of which is attached hereto as Exhibit T.

          Operating Equipment: All china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand (including off-site storage) on the date hereof, subject to such depletion and restocking as shall be made in the normal course of business but in accordance with present standards.

          Parent: Extended Stay America, Inc., a Delaware corporation.

          Permits: All licenses, franchises and permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel.

          Permitted Exceptions: Any liens, encumbrances, restrictions, exceptions and other matters specified in Exhibit C to which title to the Property may be subject on the Closing Date.

          Personal Property: All of the Property other than the Real Property.

          Property: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment; (iv) the Consumables; (v) the transferable right, title and interest of Seller in, to and under the Hotel Contracts and Space Leases; (vi) the Bookings; (vii) the Permits (other than Excluded Permits); (viii) the Documents; and (ix) all other Miscellaneous Hotel Assets, provided, however, that Property shall not include the Excluded Assets.

          Purchase Price:  As defined in Section 3.1.

          Real Property: The Land together with the Improvements located on the Land.

          Searches:  As defined in Section 6.3(c).

          Section 1445:  As defined in Section 17.1(l).

          Shares: The shares of common stock, par value $.01 per share, of Extended Stay America, Inc., a Delaware corporation.

          Software Program: The software programs for accounting functions for the Hotel.

          Space Leases: All leases, licenses, concessions and other occupancy agreements, and any amendments thereto, whether or not of record, for the use or occupancy of any portion of the Real Property excluding, however, Bookings.

          Space Lessee: Any person or entity entitled to occupancy of any portion of the Real Property under a Space Lease.

          Submittals:  As defined in Section 4.2.

          Submitted Financial Statements: Those financial statements of the Hotel identified in Exhibit D hereto.

          Survey:  The survey for the Property prepared in accordance with
Section 6.3(a).

          Title Commitment: The commitment for title insurance issued in accordance with Section 6.3(b).

          Title Company:  First American Title Insurance Company.

          Title Defect: A lien, claim, charge, security interest or encumbrance other than a Permitted Exception.

          Title Documents:  As defined in Section 6.3.

          Title Papers:  As defined in Section 6.3(b).

          Title Policy:  As defined in Section 7.1(e).

          UCC:  The Uniform Commercial Code in effect in the state of Colorado.

          Violation: Any condition with respect to the Property which constitutes a violation of any Legal Requirements.

          1.2 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. The words "hereby," "hereof," "herein," "hereto," "hereunder," "hereinafter," and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement.


                                   ARTICLE II

                               SALE AND PURCHASE

          2.1 Sale and Purchase. Seller hereby agrees to sell (or to cause to be sold) to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.

                                  ARTICLE III

                                 PURCHASE PRICE

          3.1 Purchase Price; Allocation Thereof. The purchase price ("Purchase Price") for the Property and the Non-Compete Agreements shall be Three Million Twenty-Five Thousand Dollars ($3,025,000.00), subject to adjustments and prorations as provided herein, payable by delivery of the Note.

The Purchase Price shall be allocated in accordance with the values reasonably attributable to the components of the Property and the Non-Compete Agreements as set forth on Exhibit E hereto.

          3.2 Deposit. Concurrently herewith, Purchaser is depositing the sum of Twenty-Five Thousand Dollars ($25,000.00) (the "Deposit") with Title Company to secure performance of Purchaser's obligations hereunder. The Deposit shall be held in an interest bearing account until the Closing Date (except as otherwise provided herein) at which time the Deposit (which shall include all accrued interest thereon) shall be paid as a credit against the Purchase Price. Except as hereinafter provided, if the transaction contemplated hereby does not close because of a default by Purchaser hereunder, the parties agree that the Deposit shall be delivered to Seller and Seller shall be entitled to pursue against Purchaser any and all remedies available to Seller, at law or in equity; provided, however, that Purchaser shall not be liable to Seller for damages in excess of $100,000.00. Notwithstanding the foregoing, if the transaction contemplated hereby does not close because of a default by Seller as hereinafter provided and Purchaser shall not have defaulted hereunder, the Deposit shall be returned promptly to Purchaser and Purchaser shall be entitled to pursue against Seller any and all remedies available to Purchaser, at law or in equity; provided, however, that Seller shall not be liable to Purchaser for damages in excess of $100,000.00.

          3.3 No Assumption of Seller's Obligations. Except as specifically provided herein to the contrary, Purchaser shall not assume, or become obligated with respect to, any obligation of Seller, including, but not limited to, the following:

               (a) Obligations of Seller now existing or which may arise prior to the Cut-off Time with respect to any accounts payable or other payables;

               (b) Obligations prior to the Closing Date of any term, covenant or provision of any Employee Benefit Plan, Employment Contract, Hotel Contract or Space Lease;

               (c) Obligations of Seller now existing or which may hereafter exist by reason of or in connection with any alleged misfeasance or malfeasance by Seller in the conduct of its business prior to the Closing Date, and with respect to any tort liability;

               (d) Obligations to Employees with respect to any Compensation (or pursuant to any Employment Contract or Employee Benefit Plan) provided, however, that nothing herein shall cause Seller to assume any liability to Employees who are hired by Purchaser for compensation due such Employees arising from their employment by Purchaser; and

               (e) Obligations of Seller incurred in connection with or relating to the transfer of the Property pursuant to this Agreement, including without limitation, any Federal, state or local income, sales, transfer or other tax incurred by reason of said transfer, all of which shall be the sole responsibility of Seller.

          3.4 Payment of the Note. Purchaser shall satisfy its obligations under the Note by delivering Shares or cash to Seller, as the case may be, on or before the Note's maturity, subject to the following:

               (a) Purchaser and Seller acknowledge that Seller intends to sell the Shares which are delivered by Purchaser in satisfaction of the Note. Seller agrees that it shall sell such Shares prior to the maturity of the Note only in bona fide private placements which are approved by Purchaser in its absolute discretion to a person or persons not affiliated with, related to, or associated with Seller ("Approved Sales"). Purchaser shall deliver to Seller that number of Shares equal to the number of Shares which are sold pursuant to

Approved Sales.

               (b) If the proceeds from Approved Sales are less than the amount due under the Note, Purchaser shall also deliver cash to Seller having a value equal to the difference between the amount due under the Note and the proceeds from Approved Sales. Notwithstanding the above, if proceeds received from Approved Sales are insufficient to satisfy any mortgages or deeds of trust created or suffered by Seller which are a lien on the Property, Purchaser shall set off against amounts due under the Note an amount equal to such insufficiency and Purchaser shall apply such amount to satisfy and release such liens.

               (c) The delivery of the Shares pursuant to Section 3.4(a) above shall be pursuant to an escrow agreement, the form of which is attached hereto as Exhibit U to be entered into between Purchaser, Seller and an escrow agent mutually agreed upon by Purchaser and Seller. The escrow agreement shall provide that Purchaser shall deliver to the escrow agent the Shares to be sold pursuant to Approved Sales, which Shares shall be delivered by the escrow agent to the purchaser of the Shares against delivery to the escrow agent of the proceeds from the Approved Sales. The escrow agent shall first apply the proceeds to satisfy any mortgages or deeds of trust created or suffered by Seller which are a lien on the Property. The remainder of the proceeds shall be delivered to Seller. All costs of such escrow shall be borne by Purchaser.

               (d) Purchaser shall indemnify, defend, and hold Seller harmless against and with respect to all losses, damages, liabilities, costs, and expenses to which Seller may become subject under the Securities Act of 1933, as amended, or otherwise in connection with or arising out of Approved Sales.


                                   ARTICLE IV

                               INSPECTION PERIOD

          4.1 Inspection Period. The "Inspection Period" shall be the period from the date hereof to 11:59 P.M. on the day which is sixty (60) days after the date when Seller has furnished to Purchaser all of the submittals referred to in Section 4.2 below ("Submittals") and a letter certifying that all Submittals have been delivered to Purchaser.

          4.2 Submittals to Purchaser. Seller, at its expense, shall deliver to Purchaser on or before April 19, 1996, true and correct copies of the following:

               (a) the Permits, Hotel Contracts, Employment Contracts, Employee Benefit Plans, a summary of the amounts, dates, and creditworthiness of Material Bookings (whether for periods before or after the Closing Date), Space Leases and notices of Violations (if any);

               (b) a descriptive summary of the manner in which all Bookings are made, whether oral or written, with or without deposits or firm or contingent commitments for reservations, along with a copy of the written agreements or confirmation letters used in connection with the Bookings;

               (c) a descriptive summary of all pending or threatened litigation listed on Exhibit L;

               (d) the most recent real estate and personal property tax statements for the Property;

               (e) all Documents listed in Exhibit M, including, but not limited to, the plans and specifications;

               (f) the most current inventory of all Fixtures and Tangible Personal Property, Operating Equipment and Consumables;

               (g) all other documents or instruments of record or otherwise relating to the Property available to Seller;

               (h) copies of all financial reports prepared by the accountant for Seller for the fiscal year of Seller for the three (3) years preceding the date hereof ("Submitted Financial Statements"); and

               (i) information reflecting the insurance loss history of the Property for the period from January 1, 1994 to the present and copies of all insurance policies relating to the Property.

          4.3 Review and Inspection.

               (a) During the Inspection Period, Purchaser shall review the Submittals and shall have the right to enter upon the Real Property to inspect the Property and to conduct tests and investigations at its sole cost and expense, except as provided herein. Seller shall cooperate with Purchaser, or its agents, in arranging such inspections. Without limitation of the foregoing, Purchaser or Purchaser's accountants or both may review the Submitted Financial Statements and, in connection therewith, Seller shall supply such documentation as Purchaser or Purchaser's accountants may reasonably request to facilitate such review. In addition, Seller shall cooperate with Purchaser and Purchaser's representatives in the event Purchaser determines to conduct an audit of the Submitted Financial Statements. Purchaser shall conduct all such inspections and reviews in confidence and so as not to interfere unreasonably with the operation of the Hotel. During the Inspection Period, Purchaser may order an environmental report, at Purchaser's sole cost and expense, to be conducted by an environmental engineering firm selected by Purchaser (the "Environmental Study").

               (b) Purchaser shall give Seller at least twenty-four (24) hours advance notice of any intended physical inspection requiring access to non-public portions of the Property. Purchaser shall indemnify, defend and hold Seller harmless from all claims, damages, losses, liabilities, costs and expenses, including attorneys' fees arising out of, resulting from or caused by acts or activities of Purchaser or Purchaser's agents, consultants, inspectors or contractors on or about the Property, including without limitation any claims of lien. Purchaser shall not make holes for inspections, remove flooring, make excavations, or engage in any other activities destructive of the Property, without the prior written consent of Seller. Any damage to the Property made by Purchaser or any persons acting for or on behalf of Purchaser shall be repaired promptly.

               (c) Notwithstanding any provision of this Agreement to the contrary, prior to any entry upon the Property by Purchaser or Purchaser's agents, contractors, subcontractors, consultants, inspectors or employees, Purchaser (or the agent, contractor, subcontractor, consultant or inspector entering the Property) shall deliver to Seller an original endorsement to Purchaser's commercial general liability insurance policy which evidences that Purchaser is carrying a commercial general liability insurance policy with a financially responsible insurance company reasonably acceptable to Seller, with a Best's rating of A, VI or better, covering (i) the activities of Purchaser and Purchaser's agents, contractors, subcontractors, consultants, inspectors and employees on or upon the Property, and (ii) Purchaser's indemnity obligation contained in Section 4.3(a). Such endorsement t o such policy shall evidence that such insurance policy shall have a per occurrence limit of at least One Million Dollars ($1,000,000.00) and an aggregate limit of at least Three Million Dollars ($3,000,000.00), shall name Seller as an addition insured, shall be primary and non-contributing with any other insurance available to Seller and shall contain a full wavier of subrogation clause. The indemnity and insurance obligations of Purchaser set forth in this Section 4.3 (and subsections thereunder) shall survive any termination of this Agreement.

          4.4 Purchaser's Acceptance or Rejection. If, in its sole and absolute discretion, Purchaser accepts the condition of the Property, it shall give Seller written notice of such acceptance before expiration of the Inspection Period. If Purchaser shall give Seller a notice of disapproval before expiration of the Inspection Period or fails to give such notice, then, without the necessity of further documentation, this Agreement shall be deemed terminated and the Deposit shall be returned to Purchaser. Purchaser shall pay to Seller the sum of $100.00 as fixed and liquidated compensation for such termination, and neither party shall have any further obligation or liability to the other party hereunder. The parties hereto acknowledge that Purchaser has incurred substantial costs in connection with the negotiation and execution of this Agreement, will incur additional substantial costs in conducting the inspections contemplated by
Section 4.3 and would not have entered into this Agreement without the availability of the Inspection Period. Therefore, the parties agree that adequate consideration exists to support the obligations of the parties hereunder, even before expiration of the Inspection Period. If this Agreement is terminated pursuant to this Section 4.4, Purchaser shall deliver to Seller copies of the plans, analyses, reports and other written information concerning the Property obtained by Purchaser during its review and inspection of the property; and Purchaser shall remain obligated to perform Purchaser's indemnification obligation described in Section 4.3 (and subsections thereunder).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1 Representations and Warranties of Seller. Seller hereby represents and warrants the following to Purchaser:

               (a) Due Organization, etc. Seller is a Colorado corporation duly formed and validly existing in good standing under the laws of its state of formation and has full power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted, (ii) to enter into this Agreement and to sell, convey, transfer, assign, and deliver the Property to Purchaser as provided herein, and (iii) to carry out the other transactions and agreements contemplated hereby. This Agreement has been duly authorized by all requisite action on the part of Seller. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, except as otherwise provided herein, do not require the consent or approval of any governmental authority, nor shall such execution and delivery result in a breach or Violation of any Legal Requirement, or constitute a default (or an event which with notice and passage of time or both will constitute a default) under any contract or agreement to which Seller or an Affiliate is a party or by which it or the Property is bound.

               (b) Title to Real Property. Seller's interest in the Real Property is good and marketable title in fee simple, free and clear of all mortgages, options, liens, charges, easements, agreements, claims, restrictions or other encumbrances of any kind or nature except for the Permitted Exceptions.

               (c) Title to Personal Property. Seller has good and marketable title to the Personal Property, subject only to the Permitted Exceptions. All items of Personal Property have been fully paid for to the extent that normal business practice permits, except those items which are subject to installment payments and with respect to which there are no installments due which are delinquent.

               (d) Permits. (i) Exhibit F identifies all existing Permits and is complete and correct in all material respects; (ii) such Permits constitute all of the Permits currently necessary for the ownership and operation of the Hotel;
(iii) to Seller's knowledge, no default has occurred in the due observance or condition of any Permit which has not been heretofore corrected (iv) to Seller's best knowledge, no Space Lessee has received any notice from any source to the effect that there is lacking any Permit needed in connection with the operation of the Hotel or any other operation connected therewith; and (v) all Permits (except those Permits which are designated Excluded Permits on Exhibit F) are assignable to Purchaser.

               (e) Hotel Contracts. Exhibit G identifies all Hotel Contracts and the information noted therein is complete and correct in all material respects. Except as disclosed in Exhibit G, there is no default under any Hotel Contract. Seller has provided (or will provide during the Inspection Period) true and correct copies of all Hotel Contracts to Purchaser. Each Hotel Contract (other than the Hotel Contracts designated as Material Contracts on Exhibit G) may be cancelled upon 30 days' or less notice without penalty or premium payment.

               (f) Hotel Names. Exhibit O hereto identifies all Hotel Names and is complete and correct in all respects. Except as provided in Exhibit O, Seller has not received any notice that the use of any thereof infringes on the rights of a third party.

               (g) Space Leases. Exhibit J identifies all Space Leases and is complete and correct in all material respects. Except as disclosed in Exhibit J, there is no default, under any Space Lease.

Seller has given (or will give, during the Inspection Period) to Purchaser true and correct copies of all Space Leases. Seller owns all right, title and interest of the lessor under each Space Lease.

               (h) Commissions, etc. Except as may be disclosed on Exhibits G or J and other than in the ordinary course of business in connection with Bookings, there are no commissions or referral fees relating to the Hotel currently outstanding, nor will there be any such commissions or referral fees outstanding, on or before the Closing Date. Seller has not entered into any agreements with any referral organization or booking agent which contain any obligations that extend beyond the Closing Date.

               (i)  Impositions.
                    -----------

                    (i) Except as described on Exhibit N hereto, Seller has timely filed all returns and reports for sales, use and property taxes required to be filed by it with respect to the operation of the Property and has paid in full or made adequate provision by the establishment of reserves for Impositions which have become due with respect to the operation of the Property. There is no sales, use or property tax deficiency proposed or threatened against Seller with respect to the operation of the Property. There are no tax liens upon any property or assets of Seller. Seller has made all payments of sales, use and property taxes when due in amounts sufficient to avoid the imposition of any penalty with respect to the Property.

                    (ii) Impositions which Seller was required by law to withhold or to collect with respect to the Property have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by Seller for such payment, and all such withholdings and collections and all other payments due in connection therewith as of the date of the Submitted Financial Statements are duly reflected on the Submitted Financial Statements.

                    (iii) Seller is not currently being audited by, and has not received any notice of intention to audit from, any federal, state or local sales, use or property taxing authority.

               (j) Fixtures, Tangible Personal Property, etc. Attached hereto as
Exhibit V is a complete inventory of the furniture and furnishings contained in the guest rooms of the Hotel. The quantities of Fixtures and Tangible Personal Property, Consumables and Operating Equipment in the Hotel, including physical reserves, are sufficient for the proper and efficient operation of the Hotel in accordance with the standards of operation heretofore maintained by Seller. Seller shall continue to maintain the same at a level consistent with the average maintenance for the 12 months preceding the date hereof.

               (k) Submitted Financial Statements. The Submitted Financial Statements for the Hotel (which shall include the income of restaurants, bars, retail rental space and garage portions of the Hotel, if any) fairly present the results of operation of the Hotel for the periods indicated, and were prepared in accordance with generally accepted accounting principles on a consistent basis, and there has been no material adverse change in the results of the operations of the Hotel since the statement dated for the period ended February 29, 1996.

               (l) Bookings. Exhibit I identifies all Bookings for periods from and after the date hereof, which Exhibit shall be updated at the Closing.

               (m) Pending Litigation. Except as described in Exhibit L, there are no actions, suits, or proceedings, pending or threatened against Seller or affecting any of Seller's rights, in each case, with respect to the Property, at law or in equity, or before any federal, state, municipal, or other governmental agency or instrumentality, which might result in any order, injunction, decree or judgment having an adverse effect on the Hotel or the Property, nor is Seller aware of any facts which to its knowledge might result in any action, suit or proceedings. Except as noted in Exhibit K, the Hotel complies with all Legal Requirements. Except as noted in Exhibit K, Seller has not received any notice of any Violation of a Legal Requirement which has not been heretofore corrected. Prior to the Closing Date, any uncured Violations listed in Exhibit K and any other Violations that arise shall be cured by Seller at its sole expense.

               (n) Condemnation. There are no pending, or, to the knowledge of Seller, threatened, condemnation proceedings or condemnation actions against the Real Property or any of the rights-of-way located adjacent thereto.

               (o) Zoning. The Land is currently zoned for its present use.

               (p) Assessments. No governmental assessment for sewer, sidewalk, water, paving, electrical, power or other improvements is pending or threatened, except as may be set forth on Exhibit C.

               (q) Labor Disputes. During the three (3) years preceding the date hereof, Seller has not experienced any labor disputes or labor trouble other than routine grievances or organizational efforts, none of which have had a material adverse effect on the operations of the Property.

               (r) Employees. Exhibit H is a complete list of all Employees with their salaries, position and terms of employment; and (i) except as set forth on Exhibit H, Seller is not a party to any Employment Contract and no union is presently serving as collective bargaining agent for any Employees; (ii) to the best of Seller's knowledge, no union presently is conducting or planning to conduct an organizational campaign for any Employees; and (iii) with the exception of the Employee Benefit Plans listed on Exhibit P, there is no pension, profit-sharing, bonus or other employee benefit plan relating to current or past Employees.

               (s) Utilities. All utility equipment and facilities required for the operation and use of the Hotel are located on the Property and all agreements for providing utilities are with direct providers.

               (t) Material Changes and Accurate Information. There are no facts or circumstances not disclosed to Purchaser of which Seller has knowledge, which have or could have a material adverse effect upon the Hotel. Seller agrees to notify Purchaser immediately of such facts or circumstances if it becomes aware of the same. No representation or warranty made by Seller in this Agreement, nor any statement or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact the omission of which would be misleading.

               (u)  Environmental Matters.
                    ---------------------

                    (i) To Seller's knowledge, Seller has not transported, stored, treated, or disposed of, nor has it allowed or arranged for any third parties to transport, store, handle, treat, or dispose (as hereinafter defined) of Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for, or allowed by any method or procedure such transportation, storage, treatment, or disposal in contravention of any laws or regulations or in a manner giving rise to any liability whatsoever. Seller has not stored, handled, treated, or disposed of, nor allowed or arranged for any third parties to store, handle, treat, or dispose of Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this
          Section 5.1(u), the term "Hazardous Substances" shall include, without limitation, any material or substance that is one or more of the following: (i) defined as a conventional, hazardous, toxic, regulated or solid pollutant, contaminant, substance or waste pursuant to any Environmental Law (as hereinafter defined), (ii) petroleum, (iii) asbestos, (iv) corrosive, toxic, flammable, explosive, reactive, mutagenic, carcinogenic, infectious or radioactive, (v) materials mixed with, containing or derived from any of the foregoing or (xvii) any material which is or becomes regulated by any Environmental Law which is released (as hereinafter defined) at or from the Real Property or which has migrated to or from the Real Property or is found on the Real Property or any other site affected by such release at, to, on or from the Real Property. The terms release(d), transport(ed), store(d), treat(ed), handle(d), arrange(d), dispose(d) and disposal shall have the meanings assigned by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. Section 9601 et seq. ("CERCLA") or the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 et seq. (42 U.S.C.A. Section 6903 ("RCRA").

                    (ii) To Seller's knowledge, there has not occurred during Seller's occupancy nor is there currently occurring, a release of any Hazardous Substance to, from, on, into, or beneath the surface of the Land.

                    (iii) To Seller's knowledge, the Seller has not shipped, transported, or disposed of, nor has it allowed or arranged, by contract, agreement, or otherwise, for any third parties to ship, transport, or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Seller has not received written notice, nor does it have knowledge of any facts which could give rise to any written notice, that Seller is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Seller has not submitted nor to Seller's knowledge was it required to submit any notice pursuant to Section 103(c) of CERCLA, or pursuant to any federal, state or local requirement for notification of a release with respect to the Real Property. Seller has not received any written request for information from any federal, state or local governmental authority in connection with any release. Seller has not been required to or has not undertaken any response, investigation, monitoring, or remedial actions or clean-up actions of any kind at the request of any federal, state, or local governmental entity, or at the request of any other person or entity.

                    (iv) Seller does not use, and has not used, any

          Underground Storage Tanks, and to Seller's knowledge there are not now nor have there ever been any Underground Storage Tanks on the Land. For purposes of this Section 5.1(u)(iv), the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

                    (v) To Seller's knowledge, there is no asbesto in or on the Real Property.

                    (vi) Seller has not received written notice of any violation, noncompliance or breach of any environmental or worker safety laws or regulations which require any work, repairs, construction, or capital expenditures with respect to the assets or properties of Seller.


                    (vii) Exhibit S identifies: (i) all environmental audits, assessments, or occupational health studies undertaken by Seller or its respective agents or known to have been undertaken by or at the order or request of governmental agencies; (ii) the results of any ground, water, soil, air, or asbestos monitoring or investigation undertaken with respect to the Real Property; (iii) all written communications between Seller and any environmental agencies; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

                    (viii) For purposes of this Section 5.1(u), the phrase "to Seller's knowledge" shall not imply any investigation by Seller or its agents.

               (v) Software. Exhibit G identifies all of the Software used in connection with the ownership and operation of the Hotel, Seller is the owner or licensee of the Software and, except as listed on Exhibit G, the Software and all rights thereunder are transferable to Purchaser without restriction.

               (w) Documents. Exhibit M is a list of all of the Documents; Seller knows of no other document or instrument relating to the Hotel, or the ownership or operation thereof.

               (x) Pension Plan. This transaction will constitute a "complete withdrawal," as that term is defined in Section 4203 of the Employee Retirement Income Security Act of 1974, as amended, by Seller from the multiemployer pension plan identified in Exhibit P hereto.

               (y) Seller's Knowledge. For the purposes of this Section 5.1 (but subject to Section 5.1(u)(viii)), the phrases "to the best of Seller's knowledge," "to Seller's knowledge" and similar phrases shall imply a reasonable investigation by Seller and its agents.

               (z) Third Party Property. Seller is not in possession of any property owned by third parties other than (i) property leased by Seller pursuant to leases disclosed to Purchaser pursuant to this Agreement; (ii) baggage of current guests which has been checked with or left in the care of Seller; and (iii) contents in safe deposit boxes deposited by current guests.

               (aa) Investment Representations. Seller represents and warrants that each of it and its shareholders either (i) is an "accredited investor" as defined in 17 C.F.R. 230.501(a); or (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Shares as contemplated by this Agreement. Seller represents that it has received a prospectus of Parent dated March 1, 1996.

          5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

               (a) Due Organization, etc. Purchaser is a corporation duly formed and validly existing in good standing under the laws of its state of formation and has full power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted, (ii) to enter into this Agreement and to purchase the Property from Seller as provided herein, and (iii) to carry out the other transactions and agreements contemplated hereby. This Agreement has been duly authorized by all requisite action on the part of Purchaser.

               (b) Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby pursuant to the terms and conditions hereof.

               (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, breach, result in a default under, or violate any commitment, document or instrument to which Purchaser is a party or by which it is bound.

               (d) Parent Shares. The Shares have been registered by the Parent pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC"), a so-called "shelf" registration statement (the "Registration Statement"), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). Upon the issuance and delivery of the Shares to the Seller [and to the Parent (for the hold back), as the case may be,] in accordance with this Agreement, such shares will constitute legally and validly authorized and issued, fully paid, and nonassessable shares of Common Stock. The Registration Statement has been declared effective under the 1933 Act. The Parent is in compliance with the undertakings contained in the Registration Statement and to the knowledge of the Purchaser, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act.

               (e) No Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Purchaser's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except as expressly referred to in this Agreement and except as otherwise expressly provided in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events which of themselves or with the giving of notice or the passage of time or both would constitute, on the part of Purchaser, a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any order, writ, injunction, decree, judgment, law or regulation, relating to Purchaser, or of Purchaser's organizational documents or any agreement or instrument to which Purchaser is a party or by or to which it or any of its assets or properties are bound or subject.

               (f) Accurate Information. No representation or warranty made by Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished by it pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading.

          5.3 Duration of Representations and Warranties. All representations and warranties contained in Sections 5.1 and 5.2 shall be deemed restated on and as of the Closing Date and shall survive the Closing.


                                   ARTICLE VI

                                CLOSING MATTERS

          6.1 Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of the Title Company on the date specified by Purchaser which is not earlier than two (2) days and not later than fifteen (15) days after Purchaser has delivered notice to Seller of Purchaser's acceptance pursuant to Section 4.4 (the "Closing Date") or such other date as may be mutually agreed by the parties. Seller and Purchaser acknowledge that each shall have the right to waive any of its closing conditions.

          6.2 Manner of Closing. The transaction shall be closed with the concurrent delivery of the documents of title, transfer of interests, delivery of the title policy described in Section 7.1(e) and the payment of the Purchase Price. Seller shall provide and pay for any undertaking (the "Gap Undertaking") to the Title Company necessary for the Closing to occur.

          6.3 Survey, Title Commitment and Searches. Seller shall deliver to Purchaser the following (hereinafter referred to collectively as the "Title Documents") within twenty (20) days from the date hereof:

               (a) Survey. Five (5) copies of a Plat of Survey of the Property prepared by a surveyor licensed by the State of Colorado, in conformity with Class A minimum detail requirements and the current standards for Land Title Surveys of the American Title Association and American Congress on Surveying and Mapping and such standards as are required by the Title Insurer as a condition to the removal of any survey exceptions from the Title Commitment, certified to Purchaser, its lender, if any, and the Title Insurer after the date hereof, showing, without limitation of the foregoing requirements, the following information with respect to the Property:

                    (i)  the legal description and boundaries thereof;

                    (ii) the location and street and common addresses of all improvements situated thereon;

                    (iii) the location, course and recording numbers, if applicable, of all water, gas, electric, sewer line and other easements, either visible or recorded, and party walls;

                    (iv) public and private streets, roads, alleys and highways and their common or official names;

                    (v) record and physical access to and from a public road or way;

                    (vi)  no encroachments thereon or by any
Improvements located thereon on adjacent property;

                    (vii) the amount of gross square feet and net square feet (that is, after deducting the area of that portion of the Property, if any, lying in the existing or proposed right-of-way of a public street or road) contained in the Real Property;

                    (viii) building lines or other restrictions affecting the Property; and

                    (ix) whether any portion of the Property is located in an area designated as being subject to flood hazards or flood risks or wetlands by any agency of the United States of America.

               (b) Title Commitment. A Title Commitment for an ALTA Seller's Policy issued by the Title Company in the amount of $1,000.00 (to be increased at Closing to the amount of the Purchase Price) showing title to the Real Property in the Seller, subject only to the Permitted Exceptions, containing "gap" coverage, full extended coverage over all general exceptions, a 3.1 zoning endorsement (amended to include parking), location, survey and contiguity endorsements, an endorsement that the real estate tax bills for the Property do not include taxes pertaining to other real estate, and such other endorsements as may be reasonably requested by Purchaser, and dated after the date hereof. Seller shall also deliver full and legible copies of all documents ("Title Papers") referred to in the Title Commitment.

               (c) Searches. UCC, judgment and tax lien searches on the names of the Seller covering a date not earlier than seven (7) days prior to the date hereof (the "Searches") showing no Title Defect as to the Property unless the same is to be paid by Seller and released at or prior to Closing.

               (d) Defects. With respect to the Title Documents required to be provided, as aforesaid, if the same shall reflect any facts that would result in a Title Defect, Seller shall have thirty (30) days from the expiration of the Inspection Period within which to cure or remove the Title Defect. Seller shall be obligated to remove mortgages, deeds of trust and other liens or encumbrances of a definite and ascertainable amount, which the parties agree may be removed by the use of the proceeds of sale at Closing as provided in Section 6.3(e) below. In the alternative, Seller may make arrangements satisfactory to the Title Company for the cure (including insurance over) or removal of record of any such Title Defect. If any such Title Defect is not cured or otherwise provided for as aforesaid on or prior to the thirtieth (30th) day, the Purchaser shall either: (i) terminate this Agreement, in which event (hereinafter referred to as "Election No. 1") the Deposit shall be returned to Purchaser and the parties shall have no further obligation or liability to each other hereunder; or (ii) accept the Title Commitment, Survey, or Searches as is, with the right, however, to deduct the amount of Title Defects represented by liens or encumbrances of a definite or ascertainable amount from the Purchase Price payable at Closing (hereinafter referred to as "Election No. 2"). Title Defects which are acceptable as part of Election No. 2 shall thereupon be deemed to be Permitted Exceptions and Exhibit C shall be amended, if necessary, to include such additional Permitted Exceptions. Election No. 2 shall be made by the Purchaser giving Seller written notice thereof within five (5) days after notice of Seller's inability to cure or remove the Title Defect and in the absence of notice of Election No. 2 within such five (5) day period, Purchaser shall be deemed to have elected Election No. 1. In the event Purchaser elects Election No. 1 and a Title Defect was created or suffered by Seller, Purchaser shall be paid by Seller the actual costs of Purchaser's investigation not to exceed $25,000.00 in addition to recovery of the Deposit.

               (e) Removal of Liens, etc. If on the Closing Date there shall be any Title Defect which is capable of satisfaction by the payment of money, then Seller shall either (a) use a portion of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Purchaser at Closing instruments, in recordable form, sufficient to satisfy such Title Defect of record, together with the cost of recording or filing said instrument; or (b) in the alternative, make arrangements with the Title Company, in advance of Closing, whereby Seller will deposit with the Title Company sufficient monies, acceptable to the Title Company to induce the Title Company to issue the Title Policy to Purchaser, either free of any such Title Defect or with insurance which "insures over" such Title Defect. Purchaser agrees to provide at Closing separate certified checks as requested, to facilitate the satisfaction of any such Title Defects, if request is made within a reasonable time prior to the Closing Date. The existence of any Title Defects capable of satisfaction by the payment of money shall not be deemed to be Title Defects for the purposes of cure periods, as discussed supra in Section 6.3(d), if Seller shall comply with the foregoing requirements.

                                  ARTICLE VII

                               CLOSING DELIVERIES

          7.1 Seller's Deliveries. At Closing, Seller shall deliver, or cause to be delivered to Purchaser, the following, each of which shall be in form and substance acceptable to counsel for Purchaser and, in the case of documents of transfer or conveyance, shall be accepted or consented to by all parties required to make such transfer or conveyance effective:

               (a) a recordable general warranty deed from Seller to Purchaser subject only to the Permitted Exceptions in the form attached hereto as Exhibit W;

               (b) a Bill of Sale, with special covenants of title, transferring to Purchaser all of Seller's right, title and interest in and to each and every item of Fixtures and Tangible Personal Property, Documents, Consumables and Operating Equipment to be transferred hereunder subject only to Permitted Exceptions in the form attached hereto as Exhibit X, and with respect to any vehicles included therein, such separate forms of assignment as are required to be filed with any governmental agency to effect such change in registration of ownership;

               (c) all of the Bookings, Hotel Contracts, Space Leases, Permits and other tangible Miscellaneous Hotel Assets, together with an Assignment conveying and transferring to Purchaser all of Seller's right, title and interest in, to and under the Bookings, Hotel Contracts, Space Leases, Permits (other than Excluded Permits) and all other Miscellaneous Hotel Assets;

               (d)  the certificates referred to in Section 10.1(b) hereof;

               (e) an ALTA Owner's Insurance Policy, Form B-1987, issued by the Title Company in exact conformity with the Title Commitment in favor of Purchaser, in the amount of the Purchase Price, showing good and marketable fee simple title in the Real Property to be vested in Purchaser, subject only to Permitted Exceptions (the "Title Policy");

               (f)  a FIRPTA Certificate;

               (g) estoppel letters from all of the Space Lessees in the form of Exhibit J-1 and any estoppel certificates for Hotel Contracts which may be required pursuant to Section 10.1(f);

               (h) appropriate instruments conveying or transferring Seller's right, title and interest in and to the Software to Purchaser;

               (i)  Affidavit of Title for the Real Property, in customary form;

               (j) notices to Space Lessees of change in ownership of the Hotel, if requested by Purchaser;

               (k) appropriate assignments of the insurance policies designated by Purchaser to be assigned to Purchaser at Closing, if any;

               (l)  evidence of termination of the Employees;

               (m)  the opinion of Seller's counsel as provided by
Section 10.1(c);

               (n) State of Colorado and County of Jefferson documentary stamp and transaction declarations;

               (o) certified copies of resolutions of the shareholders and directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (p) a certificate of the secretary of Seller, dated as of the Closing Date, certifying the incumbency of the officer(s) of Seller executing the documents delivered by Seller pursuant to this Agreement;

               (q) Non-Compete Agreements substantially in the form of Exhibit R executed by Seller and Craig McBride.

          7.2 Purchaser's Deliveries. At the Closing, Purchaser shall cause to be delivered to Seller:

               (a)  the Note;

               (b)  the certificate referred to in Section 9.1(b) hereof;

               (c) the opinion of Purchaser's counsel as provided by
Section 9.1(c); and

               (d) State of Colorado and County of Jefferson documentary stamp declarations.

          7.3 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser, or its designee, and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

          7.4 Further Assurances. Seller and Purchaser will, at the Closing, or at any time or from time to time thereafter, upon request of either party, execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to convey, assign and transfer the Property to Purchaser, hereunder.

          7.5 Possession. Possession of the Property shall be delivered at Closing. Subject to the provisions of Section 16.1(f), Excluded Assets (other than any thereof under leases to be assumed by Purchaser) shall be removed from the Hotel by Seller, at its expense, on or before the Closing Date. Seller, at its expense shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed.

                                  ARTICLE VIII

                           ADJUSTMENTS AND PRORATIONS

          8.1 Adjustments and Prorations. The following matters and items shall be apportioned between the parties hereto or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:

               (a) Down Payments for Reservations. Any pre-closing down payments made to Seller on confirmed reservations for dates after the Closing Date will be credited to Purchaser as of the Closing. Any post-closing down payments made to Seller on confirmed reservations for dates after the Closing Date will be forwarded to Purchaser upon receipt.

               (b) Taxes and Assessments. All ad valorem taxes, special or general assessments, personal property taxes, attorneys' fees directly related to the reduction of taxes or assessments, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees. If the amount of any such item is not ascertainable on the date the proration schedule is completed pursuant to Section 8.3, the credit therefor shall be based on one hundred percent (100%) of the most recent available bill and shall be reprorated upon receipt of the actual tax bill. Notwithstanding the above, special real property tax assessments for which the work is substantially completed as of the Closing Date shall be paid by Seller.

               (c) Utility Contracts. Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such public service contracts if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Where possible, cut-off readings will be secured for all utilities on the Closing Date.

               (d) Hotel Contracts and Space Leases. Any amounts prepaid or payable under any Hotel Contracts and Space Leases shall be apportioned between the parties. Any percentage rentals under

Space Leases shall be prorated on the basis of the ratio of the number of days expired before Closing to the number of days after Closing, for the current percentage rent period of the Space Lease. All security deposits held by Seller shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser.

               (e) License Fees. Fees paid or payable for Permits (other than Excluded Permits) shall be apportioned between the parties.

               (f)  Hotel Matters.

                    (i) Advance payments, if any, under Bookings for Hotel facilities (which shall include prepaid amounts by current guests);


                    (ii) Coin machine, telephone, washroom and checkroom income; and

                    (iii) Commissions to credit and referral organizations.

               (g) Insurance. Prepaid premiums for policies of insurance. Seller shall assign such of its policies of insurance for the Property which has been designated by Purchaser to be assigned to Purchaser as of the Closing Date.

               (h) Employment Contracts. Seller shall be responsible for, and shall pay when due, all Compensation of Employees. Purchaser assumes no Employment Contracts or obligation with respect to any Employee Benefits all of which, together with any sums due any Terminated Employee as a consequence of the termination of his employment, shall be the responsibility of Seller.

               (i) Consumable Items. The cost of any Consumables or Operating Equipment (not including items marked with any Econolodge trademarks or logos) which are at a level below the level required to be maintained under this Agreement shall be credited to

Purchaser.

               (j) Other. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel, including without limitation, all petty cash funds and cash in house banks, and all deposits and prepaid items which inure to the benefit of the Purchaser.

          8.2 Receivables. Purchaser is not purchasing any of the receivables of the Hotel and Seller shall be solely responsible for the collection of accounts receivable arising prior to the Closing Date. If Purchaser shall receive any payment made on any unpurchased accounts receivable within ninety (90) days after the Closing Date, it shall promptly remit such payment to Seller. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to accounts receivable accruing prior to the Closing Date and to the accounts receivable accruing subsequent to the Closing Date, such collection shall be applied as designated by the payor, but if there is no designation, then any such collections received within ninety (90) days after the Closing Date shall be applied first to the indebtedness accrued prior to the Closing Date, but thereafter, any such collections shall be applied first to the payment in full of any amounts due to Purchaser on accounts accruing subsequent to the Closing Date. Seller shall have the right to review Purchaser's records pertaining to accounts receivable to verify the proper application of payments as provided above.

          8.3  Proration Schedule.

               (a) A schedule setting forth the adjustments and prorations to be made pursuant to Section 8.1 above shall be prepared by Purchaser and forwarded to Seller within thirty (30) days after the Closing Date. Seller shall be afforded the opportunity to review all work papers and computations used by Purchaser in the preparation of the adjustments and prorations. The schedule as delivered shall be deemed accepted by Seller except to the extent, if any, that Seller, within ten (10) days after the date of delivery thereof to Seller, has delivered a written notice to Purchaser stating any exceptions Seller may have to such schedule. If within such period Seller shall give written notice to Purchaser of any exceptions to the schedule as delivered by Purchaser, the parties shall attempt to resolve all of the exceptions. To the extent that any such exceptions are not resolved within fifteen (15) days after the delivery to Purchaser of Seller's exceptions to the schedule, such differences shall be submitted as soon as practicable thereafter to such "Big Six" accounting firm upon which the parties shall agree, for final determination thereof. If the parties are not able to agree upon an accounting firm, each shall designate a "Big Six" accounting firm and give written notice to the other of the name and address of the firm so designated. The two firms shall consult with each other and, if possible, determine the exceptions in question by mutual agreement, and their determination so agreed upon, if certified to the parties prior to their reaching agreement independently of arbitration, shall be final and conclusive. If the two firms are not able to agree upon the exceptions in question, they jointly shall designate a third firm whose determination concerning the exceptions shall be final and conclusive, if certified to the parties prior to their reaching agreement independent of arbitration. Any determination by such accounting firm(s) as to the proper determination of any such item submitted to it for determination shall be conclusive and binding upon the parties for purposes of this Agreement. Seller and Purchaser shall each pay one-half of such fees charged by such accounting firm(s) in connection with any matter submitted to it hereunder.

               (b) The net amount due pursuant to the adjustments and prorations made as required by this Section 8.3 shall be paid by cash or bank cashier's check payable in immediately available funds in United States currency to the order of the party to whom the same shall be due upon final determination of the adjustments and prorations required hereunder.

               (c) Period for Recalculation. Notwithstanding the foregoing, if at any time within six (6) months following the Closing Date, either party discovers any items which should have been included in the prorations but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the prorations. The foregoing limitations shall not apply to any items which, by their nature, cannot be finally determined within the periods specified.


                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

          9.1 Conditions. Seller's obligation to close hereunder shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing:

               (a) Purchaser's Compliance with Obligations. Purchaser shall have complied with all obligations required by this Agreement to be complied with by Purchaser.

               (b) Truth of Purchaser's Representations and Warranties. The representations and warranties of Purchaser contained in Section 5.2 were true in all material respects when made, and are true in all material respects on the Closing Date (or any deferred Closing Date), and Seller shall have received a certificate to that effect signed by an authorized agent of Purchaser.

               (c) Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller a favorable written opinion of Pedersen & Houpt in connection with this transaction, dated the Closing Date, in the form attached hereto as Exhibit Y.

               (d) Termination of Existing Franchise. Seller shall have terminated that certain August 29, 1989 Franchise Agreement with Econolodge upon commercially reasonable terms, acceptable to the Seller. Seller shall, in good faith and with fair dealing, exert diligent efforts toward achieving and consummating such termination with Econolodge.

          9.2 Failure of Conditions. If any of the conditions enumerated in
Section 9.1 (a) through (c) are not fulfilled and, as a consequence thereof, Seller elects to terminate this Agreement, such failure shall be deemed a default by Purchaser hereunder and the consequences thereof shall be governed by the provisions of

Section 3.2.



                                   ARTICLE X

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

          10.1 Conditions. Purchaser's obligation to close hereunder shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

               (a) Seller's Compliance with Obligations. Seller shall have complied with all obligations required by this Agreement to be complied with by Seller.

               (b) Truth of Seller's Representations and Warranties. The representations and warranties of Seller contained in Section 5.1 were true in all material respects when made, and are true in all material respects on the Closing Date (or any deferred Closing Date), and Purchaser shall have received a certificate to that effect signed by an authorized agent of Seller.

               (c) Opinion of Seller's Counsel. There shall have been delivered to Purchaser a favorable opinion of Philip A. Rouse, Jr., counsel to Seller in connection with this transaction, dated the Closing Date, in the form attached hereto as Exhibit Z.

               (d) Obtaining of Excluded Permits. Purchaser shall have obtained (or otherwise assured itself of the availability of), in its own or its designee's name, all Permits of the type designated as Excluded Permits on Exhibit F, except liquor licenses and permits, necessary for the operation of the Hotel. Purchaser agrees to use commercially reasonable efforts (and Seller, at Purchaser's expense, agrees to cooperate fully with Purchaser in such regard) to obtain all such Excluded Permits.

               (e) Governmental Approvals. Except as provided to the contrary in subsection (d) above, if this transaction, or any part or parts hereof, or the consummation of any of the transactions herein contemplated, shall require authorization or approval of any governmental agency having jurisdiction, all such authorizations and approvals shall have been obtained and shall be in full force and effect on and as of the Closing Date. Seller agrees to use its commercially reasonable efforts and all due diligence to cause such authorizations or approvals to be obtained, and Purchaser agrees to cooperate with Seller in all reasonable respects with respect thereto, but at the sole cost and expense of Seller. If such authorizations and approvals shall not have been obtained on or prior to the last day for Closing hereinabove provided, the Closing Date may be deferred, at the election of Purchaser, for an additional period of time, not to exceed thirty (30) days, as shall be necessary to obtain any authorizations or approvals not then obtained.

               (f) Estoppel Certificates--Hotel Contracts. Purchaser shall notify Seller, in writing at least thirty (30) days prior to the Closing Date, of the Material Contracts for which Purchaser requires estoppel certificates. Each of said estoppel certificates shall be in writing from the parties to such Material Contract stating that such Material Contract is in full force and effect, has not been amended or modified except as therein indicated, that such party consents to the assignment to Purchaser and that no party is then in default under such Material Contract (or if any default is known to exist, or would arise with the giving of notice or the passage of time, stating the nature of such default). The estoppel certificates herein referred to shall be in form and substance reasonably satisfactory to Purchaser and dated not more than thirty (30) days prior to the Closing Date.

               (g) No Pending Adverse Litigation. On the Closing Date, there shall not then be pending or, to the knowledge of either Purchaser or Seller, threatened, any litigation, administrative proceeding, investigation or other form of governmental enforcement, or executive or legislative proceeding which, if determined adversely, would restrain the consummation of any of the transactions herein referred to, declare illegal, invalid or non-binding any of the covenants or obligations of the parties herein, or have a material and adverse effect on the operations or cash flow of the Hotel, or materially and adversely affect the value of the Property or the ability of Purchaser, after the Closing, to operate the Hotel in the manner contemplated hereby, other than those matters previously disclosed and approved by Purchaser.

               (h) Securities Laws. Parent shall have received all necessary permits and otherwise complied with any state blue sky or other securities laws applicable to the issuance of shares of Parent's common stock in connection with the transaction contemplated hereby and Purchaser agrees to use its best efforts to cause Parent to accomplish the foregoing.

          10.2 Failure of Conditions. If any of the conditions enumerated in subsections (d), (e), (f) and (g), of Section 10.1 are not fulfilled, then the sole remedy of Purchaser shall be to terminate this Agreement (whereupon the Deposit shall be returned to Purchaser and neither party shall have any further obligation or liability hereunder), unless the failure to fulfill such condition constitutes, or results from, either (i) a material breach of an express representation or warranty made by Seller hereunder, or (ii) a material default of an express covenant made by Seller hereunder, in which event Purchaser shall be entitled to pursue against Seller any and all remedies available to Purchaser, at law or in equity. If any of the conditions enumerated in subsections (a), (b) and (c) of Section 10.1 are not fulfilled and, as a consequence thereof, Purchaser elects to terminate this Agreement, such failure shall be deemed a default by Seller hereunder, the Deposit referred to in
Section 3.2 shall be promptly returned to Purchaser, and Purchaser shall be entitled to pursue against Seller any and all remedies available to Purchaser, at law or in equity.

                                   ARTICLE XI

                     ACTIONS AND OPERATIONS PENDING CLOSING

          11.1 Actions and Operations Pending Closing. Seller agrees that after the expiration of the Inspection Period and until the Closing Date:

               (a) The Hotel will continue to be operated and maintained substantially in accordance with present standards.

               (b) Seller will not enter into any new Material Contract or Space Lease, or cancel, modify or renew any existing Material Contract or Space Lease, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If Purchaser fails to respond to a request for consent within 15 business days after receipt of such request, such consent shall be deemed given.

               (c) Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel's standard rates including customary discounted rates. Additionally, Seller agrees to entertain in good faith Purchaser's suggestions relating to the policy of the Hotel with respect to future Bookings and extension of credit.

               (d) Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly so notify Purchaser and shall take all measures necessary to cause the reinstatement of such Permit without any additional limitation or condition.


               (e) Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in Section 5.1 not true in any material respect.

               (f) Seller will maintain in effect, all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Hotel.

               (g) Seller will not dispose of any of the Property, except in the ordinary course of business and in accordance with this Agreement.

               (h) Seller shall allow Purchaser and its agents or representatives to inspect the Property, and all books and records relating thereto, at such times as Purchaser may reasonably request, provided such inspection does not unreasonably interfere with the continued operation of the Hotel in the ordinary course of business. Purchaser shall also have the right to have, and Seller shall provide accommodations for, a full-time on-site representative to observe the operations of the Hotel. Such accommodations shall be rent-free except for those nights when all other guest rooms at the Hotel are fully occupied, in which event Purchaser shall reimburse Seller for such nights at the Hotel's lowest corporate rate for such accommodations. Purchaser agrees that the results of all such observations will be treated as confidential, and Purchaser shall not disclose the same to any other person or entity except for Purchaser's counsel, accountants, and other agents or representatives consulted in connection with the acquisition of the Hotel. In the event that the sale is not consummated, any and all reports, financial and operating information obtained by Purchaser or its representatives shall be returned to the Seller, and Purchaser agrees that the confidentiality provisions described above shall survive the termination of this Agreement.


                                  ARTICLE XII

                             CASUALTIES AND TAKINGS

          12.1  Casualties.

               (a) If any damage to the Property shall occur prior to the Closing Date by reason of fire, windstorm, hail, explosion or other casualty, and if, in Purchaser's reasonable judgment, the cost of repairing such damage will exceed Fifty Thousand Dollars ($50,000.00), Purchaser may elect to: (i) terminate this Agreement by giving written notice to Seller in which event, the Deposit, and all interest earned thereon, shall be returned to Purchaser and neither party shall have any further Obligations or liability whatsoever to the other hereunder or (ii) receive an assignment of all of Seller's rights to any insurance proceeds (including business interruption proceeds) relating to such damage and acquire the Property without any adjustment in the purchase price provided that, in such latter event, Seller shall pay to Purchaser the amount of any deductible under applicable insurance policies.

               (b) If, in the reasonable business judgment of the insurance adjuster or other representative of the insurer of the Property, the cost of repairing such damage will not exceed Fifty Thousand Dollars ($50,000.00), the transactions contemplated hereby shall close without any adjustment in the Purchase Price, Purchaser shall receive an assignment of all of Seller's rights to any insurance proceeds (including business interruption proceeds), and Seller shall pay to Purchaser the amount of any deductible under applicable insurance policies.

          12.2 Takings. In the event of the actual or threatened taking (either temporary or permanent) in any condemnation proceedings by exercise of right of eminent domain, of all or any part of the Real Property, between the date hereof and the Closing Date, and if, in Purchaser's reasonable judgment, such taking will result in the inability to conduct the operations of the Hotel substantially in accordance with the present standards, Purchaser may elect to:
(i) terminate this Agreement by giving written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liability whatsoever to the other hereunder or (ii) receive an assignment of all of Seller's rights to any condemnation award relating to such taking and acquire the Property without any adjustment in the Purchase Price.


                                  ARTICLE XIII

                                   EMPLOYEES

          13.1 Employees, Compensation and Indemnification. Purchaser shall have the continuing right to review all employment records and files of, and to interview, Employees. Seller shall terminate its employer-employee relationship with all Employees as of the Cut-off Time. Seller shall be solely responsible for all Compensation and other liabilities with respect to Employees and liabilities and obligations to Employees pursuant to any Employment Contract. Purchaser shall not be responsible for any such liability or obligations and Seller agrees to indemnify and hold Purchaser harmless from and against any such liability or obligations. All Compensation, obligations, liabilities and claims (including any under the Fair Labor Standards Act) to or by any Employee of Seller arising or occurring prior to the Cut-off Time shall be the responsibility of Seller. Purchaser shall not be responsible for any Compensation thereof and Seller agrees to indemnify and hold Purchaser harmless from and against same. Purchaser shall not assume or be liable upon any Employment Contract of Seller.


                                 ARTICLE XIV

                                  INDEMNITIES

          14.1 Seller's and McBride's Indemnity. Seller and McBride, jointly and severally, agree to indemnify, defend (with Purchaser having the right to retain counsel for the purpose of participating in such defense, at its sole cost and expense) and hold Purchaser harmless against and with respect to the following:

               (a) any and all obligations, liabilities, claims, accounts, demands, liens or encumbrances, whether direct or contingent and no matter how arising, in any way related to the Property and arising or accruing on or before the Closing Date or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller or any predecessor in interest of Seller, at any time or times on or before the Closing Date (including, but not limited to, any damage to property or injury to or death of any person); without limitation on the generality of the foregoing, Seller indemnifies Purchaser from any claim or judgment under any lawsuit or proceeding filed or pending prior to the Closing Date against the Property, or any part thereof, and any costs or expenses (including reasonable attorneys' fees) heretofore or hereafter incurred in connection with any such lawsuit or proceeding;

               (b) any loss or damage to Purchaser resulting from any inaccuracy in or breach of any representation or warranty of Seller or resulting from any breach or default by Seller of any obligation of Seller under this Agreement; and

               (c) all costs and expenses, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing.

               Notwithstanding anything herein to the contrary, (a) McBride's liability hereunder shall not exceed $250,000; and (b) McBride shall have no obligation for claims made after the first anniversary of the Closing Date.

          14.2 Purchaser's Indemnity. Purchaser agrees to indemnify, defend (with Seller having the right to retain counsel for the purpose of participating in such defense, at its sole cost and expense), and hold Seller harmless against and with respect to the following:

               (a) any loss or damage to Seller, subsequent to the Closing Date, resulting from any inaccuracy in or breach of any representation or warranty of Purchaser under this Agreement;

               (b) any injury to person or property causing any loss or damage to Seller resulting from or arising out of work performed by Purchaser pursuant to Section 11.1(h) hereof;

               (c) any and all obligations, liabilities, claims, accounts, demands, liens or encumbrances, whether direct or contingent and no matter how arising, in any way related to the Property and arising from any act, conduct, omission, contract or commitment of Purchaser or any predecessor in interest of Purchaser after the Closing Date (including, but not limited to, any damage to property or injury to or death of any person).

               (d) all costs and expenses, including reasonable attorney's fees, related to any actions, suits or judgments incident to any of the foregoing.

          14.3 Notice of Claims. Seller and Purchaser, as applicable, shall promptly notify the other in the event any claim is made against Seller or Purchaser as to which the other party has agreed to indemnify and the indemnitor shall thereupon undertake to defend and hold the indemnitee saved and harmless therefrom.


                                   ARTICLE XV

                             SECURITIES LAW MATTERS

          15.1 Disposition of Shares. In the event Seller receives Shares pursuant to the terms hereof, Seller represents and warrants that the Shares are being acquired and will be acquired for its own account and will not be sold or otherwise disposed of except pursuant to (i) the provisions of Rule 145(d) under the 1933 Act, as in effect at the time of sale, (ii) some other exemption or exclusion from the registration requirements under the 1933 Act, which does not require the filing by the Parent with the SEC of any registration statement, offering circular, or other document, in which case Seller shall first supply to the Parent an opinion of counsel (which opinion and counsel shall be satisfactory to the Parent) that such exemption or exclusion is available, or
(iii) a registration statement filed by the Parent with the SEC under the 1933 Act (which the Seller acknowledges the Parent has no obligation to file).

          15.2 Acknowledgment of Restrictions. Seller acknowledges that, under current SEC interpretations of Rule 145, Seller is subject to restrictions on transfer of the Shares following the Closing Date and that an exemption from the requirement to register the Shares for public resale is provided by Rule 145(d).

          15.3 Evidence of Compliance. Seller further covenants and agrees that the Parent will be supplied with such written evidence of compliance by it and its broker with Rule 145(d) as in effect at the time of any sale by it pursuant thereto, as the Parent may reasonably request.

          15.4 Legend. Seller agrees that the certificates for the Shares received shall bear the following legend:

               The Shares represented by this certificate are subject to the provisions of Rule 145(d) promulgated under the Securities Act of 1933, and may not be transferred or disposed of by the holder without compliance with said Rule unless registered under said Act or pursuant to another applicable exemption from the requirements of said Act.

and that the Parent may place stop transfer orders with its transfer agents with respect to such certificates. The appropriate portions of the legend will be removed at such time or times as the Seller may reasonably request if at the time of such request the Seller is not an Affiliate (as defined in the 1933 Act) of the Parent, upon the expiration of the two-year holding period provided in Rule 145(d).


                                  ARTICLE XVI

                                    NOTICES

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party to be so notified as follows:

          If intended for Seller, to: c/o McBride Lighting
                                      260 Raritan
                                      Denver, Colorado 80223
                                      Attn: J. Craig McBride

          Copies to:                  Philip A. Rouse, Jr.
                                      1600 Broadway, Suite 1800
                                      Denver, Colorado 80202

          If intended for             c/o Extended Stay America, Inc.
           Purchaser, to:             500 East Broward Blvd., #950
                                      Ft. Lauderdale, Florida 33394
                                      Attn:  Robert A. Brannon

          Copies to:                  Pedersen & Houpt
                                      161 North Clark, Suite 3100
                                      Chicago, Illinois  60601
                                      Attn:  Michael W. Black

          Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee two (2) days after mailing thereof. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.


                                  ARTICLE XVII

                              ADDITIONAL COVENANTS

          17.1 Additional Covenants. In addition, the parties agree as follows:

               (a) Expenses. Seller shall be responsible for the payment of fifty percent (50%) of all escrow fees, all costs of the Survey, and all title insurance premiums and charges for the issuance of the Title Policy. Purchaser shall be responsible for the payment of all sales, use, and State of Colorado and County of Jeffersen transfer taxes, all recording fees, and fifty percent (50%) of all other escrow fees. The fees and expenses of Seller's designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser's designated representatives, accountants and attorneys shall be borne by Purchaser.

               (b) Brokerage. Subject to the following sentence, Seller and Purchaser each hereby represent and warrant to the other that neither has dealt with any broker or finder in connection with the transaction contemplated hereby, and each hereby agrees to indemnify, defend and hold the other harmless against and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses, incurred by either party and arising out of, or resulting from, any claim by any such broker or finder in contravention of its representation and warranty herein contained: Seller agrees that it is responsible for and shall pay (and shall indemnify Purchaser from any claim in connection with) all fees owed to Moore Commercial Company and Sullivan-Hayes.

               (c) Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller against any claims, losses or liabilities in connection with such baggage arising out of the acts or omissions of Purchaser after the Closing Date. Seller hereby indemnifies Purchaser against any claim, loss or liability with respect to such baggage arising out of the acts or omissions of Seller prior to the Closing Date. Purchaser hereby indemnifies Seller against any claim, loss, or liability with respect to such baggage arising out of the acts or omissions of Purchaser after the Closing Date.

               (d) Safe Deposits. Immediately after the Closing, Seller shall send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller, at its own expense, shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Purchaser shall not be liable or responsible for any items claimed to have been in such boxes unless such items are so removed and re-deposited, and Seller agrees to indemnify and hold harmless Purchaser from and against any such liability or responsibility.

               (e) Books and Records. The transaction contemplated hereby includes the books and records of Seller (except those relating to performance of employees) pertaining strictly to the business of the Hotel. Purchaser covenants and agrees that such books and records will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this clause (e). Books and records not pertaining strictly to the business of the Hotel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, for at least five (5) years after the Closing Date, and not to destroy or dispose of the same, for at least five (5) years after the Closing Date. Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times.

               (f) Hart-Scott-Rodino Act. If it shall be determined that the within transaction is subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. (S)18(a) (1976) (the "Act"), then notwithstanding anything to the contrary contained in Section 10.1(e) hereof, each party shall forthwith proceed to make the necessary filings, and take all other actions necessary to comply with the Act and the rules and regulations thereunder. If such requirements have not been fulfilled by the Closing Date, then the Closing Date shall be adjourned until such requirements have been fulfilled, but not more than sixty (60) days. If such requirements have not been fulfilled prior to the expiration of such sixty (60) day period, Seller or Purchaser, by notice to the other, may terminate this Agreement in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligation or liability to the other party hereunder.

               (g) Survival of Covenants, etc. The representations, warranties, obligations, covenants, agreements, undertakings and indemnifications of Seller and Purchaser contained herein shall survive the Closing.

               (h) Investigation and Inspections. Any investigation or inspection conducted by Purchaser or Seller, or any agent or representative of Purchaser or Seller, pursuant to this Agreement, in order to verify independently Purchaser's or Seller's, as applicable, satisfaction of any conditions precedent to Purchaser's or Seller's obligations hereunder or to determine whether Purchaser's or Seller's warranties are true and accurate, shall not affect (or constitute a waiver by Purchaser or Seller of) any of Purchaser's or Seller's obligations hereunder or Purchaser's or Seller's reliance thereon.

               (i) Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

               (j) Publicity. All notice to third parties and all other publicity concerning the transactions contemplated hereby shall be jointly planned and coordinated by and between Purchaser and Seller. None of the parties shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities.

               (k) General. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement (including all exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns. Seller has no right to assign its rights or to delegate its duties hereunder. Purchaser may assign this Agreement upon; (i) the written notice of assignment served on Seller no later than 10 days prior to closing of the assignment, identifying assignee and its address, phone number and representative for the transaction; (ii) the written warranty of Purchaser and assignee, in the notice, that assignee has the ability, financial and otherwise to perform all of Purchaser's obligations under this Agreement; and
(iii) the condition Purchaser shall remain responsible and liable for all obligations of the Purchaser hereunder. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

               (l)  FIRPTA and Colorado Taxes.

                    (i) Seller agrees to furnish Purchaser with an executed Certification in the form attached hereto as Exhibit R ("FIRPTA Certificate"), and such other evidence as Purchaser may reasonably request, to establish that Seller is not a foreign person for the purpose of Section 1445 of the Internal Revenue Code of 1986, as amended ("Section 1445"). In the event that Seller does not furnish such Certification or a qualifying statement for the U.S. Treasury Department that the transaction is exempt from the withholding requirements of
Section 1445, Seller agrees that Purchaser shall be directed to pay such amount required by law to the Internal Revenue Service in accordance with the laws and regulations regarding the withholding requirements of Section 1445.

                    (ii) Seller shall notify the Department and the Colorado Department of Labor of the pending sale on or before thirty (30) days after expiration of the Inspection Period and shall deliver copies of such notices to Purchaser pursuant to Section 16.1 hereof. Purchaser shall withhold any amounts required by the Department or the Department of Labor until the appropriate agency furnishes Seller and Purchaser with a letter advising that all sales and income taxes and contributions for unemployment compensation due to the State of Colorado from the Seller have been paid and releasing Purchaser from any withholding requirements, or the period of time to furnish such letter in accordance with the applicable statutes of the State of Colorado has expired, whichever is earlier.

               (m) Like-Kind Exchange. Seller shall have the right, at Seller's option, to sell the Property to Purchaser through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of
Section 1031 of the Internal Revenue Code of 1986 ("Code"). Purchaser agrees to reasonably cooperate with Seller in effecting a qualifying like-kind exchange through a trust, escrow or other means as determined by Seller, provided, however, Purchaser shall not be required to incur any obligation or liability to a third party as a part of the exchange. In any event Seller shall have the right to assign its rights under this contract, in whole or in part, to a qualified intermediary (as defined under current Code regulations governing like-kind exchanges) or as otherwise necessary or appropriate to effectuate a like-kind exchange, provided that Seller shall remain liable for its obligations hereunder and Seller shall execute such additional documentation as Purchaser may reasonably request to evidence such continuing liability. Seller shall bear the additional transaction costs and all costs and expenses incurred by Purchaser and attributable to exchange procedures in this transaction that are requested or implemented by Seller. Seller shall be solely responsible for assuring the effectiveness of the exchange for Seller's tax purposes. In no event shall any like-kind exchange contemplated by this provision cause an extension of the date of closing set forth herein nor shall Purchaser be required to take title to any property other than the Property.

          IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.


                                           SELLER:

                                           KIPLING HOSPITALITY ENTERPRISE
                                           CORPORATION


                                           By___________________________________
                                           Its__________________________________



                                           PURCHASER:

                                           ESA PROPERTIES, INC.


                                           By___________________________________
                                           Its__________________________________




                                           _____________________________________
                                           J. CRAIG MCBRIDE

                                PROMISSORY NOTE
                                ---------------

$3,025,000.00                                                 ___________, 1996


     FOR VALUE RECEIVED, the undersigned, ESA Properties, Inc. (the "Maker"), hereby promises to pay to Kipling Hospitality Enterprise Corporation (the "Payee"), the principal sum of THREE MILLION TWENTY-FIVE THOUSAND DOLLARS ($3,025,000.00) with interest thereon from the date hereof at the rate of eight and one-quarter percent (8 1/4%) per annum. The principal amount shall be payable on or before twenty-one (21) days from the date hereof (the "Maturity Date") to Payee at such address as Payee shall specify in writing.

     All payments made on account of the indebtedness evidenced by this Note shall be made in accordance with the terms of Section 3.4 of the certain Agreement to Purchase Hotel dated April __, 1996, by and between Maker and Payee and the certain Escrow Agreement of even date herewith, by and among Maker, Payee, and others.

     All parties hereto severally waive presentment for payment, notice of dishonor, protest and notice of protest.

     This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Maker agrees that this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Colorado.

     The undersigned shall pay all expenses incurred by Payee in collecting this Note, including, without limitation, the reasonable fees and expenses of any attorney to whom this Note may be referred for such collection.

     The indebtedness evidence by this Note is secured by a Deed of Trust of even date herewith, and until released said Deed of Trust contains additional rights of the Payee. Such rights may cause acceleration of the indebtedness evidenced by this Note. Reference is made to said Deed of Trust for such additional terms. Said Deed of Trust grants rights to the property described on Exhibit A attached hereto and located in Jefferson County, State of Colorado.

     Time is of the essence hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the day and year first above written.


                                       ESA PROPERTIES, INC.


                                       By
                                         -------------------------------------

                                       Its
                                          ------------------------------------

                                ESCROW AGREEMENT
                                ----------------


     THIS ESCROW AGREEMENT ("Agreement") is made this ____ day of ________, 1996, by and among Exchange Accomodator Corporation ("QI"), a Colorado corporation, Kipling Hospitality Enterprise Corporation ("Kipling"), a Colorado corporation, Extended Stay America, Inc. ("ESA"), a Delaware corporation, ESA Properties, Inc., a Delaware corporation ("ESA Properties"), and First American Title Insurance Company, a California corporation ("Escrow Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Kipling and ESA Properties, Inc. have entered into an Agreement to Purchase Hotel, dated April ____, 1996 (the "Purchase Agreement"); and

     WHEREAS, ESA Properties acknowledges that it is the intention of Kipling, by and through QI, to undertake an I.R.C. Section 1031 tax deferred exchange and that Kipling's rights to receipt of proceeds under the Purchase Agreement may be assigned to facilitate such exchange. ESA agrees to reasonably cooperate with Kipling and QI so as to enable Kipling to qualify for tax deferral; provided, such cooperation shall not require ESA Properties to incur any additional cost of liability nor to take title to any property other than the Property;

     WHEREAS, pursuant to the Purchase Agreement, ESA Properties has delivered to Kipling a promissory note (the "Note"), the form of which is attached hereto as Exhibit A; and

     WHEREAS, to secure ESA Properties' obligations under the Note, Kipling, ESA, and ESA Properties desire Escrow Agent to hold certain monies and to take certain actions in accordance with the terms hereof or as otherwise directed jointly by Kipling and ESA.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Escrow Agent is appointed as the entity responsible for holding, investing and disbursing the Cash Deposit and Proceeds (as those terms are hereinafter defined) and Escrow Agent accepts such appointment, all subject to the terms and conditions of this Agreement.

     2. Concurrently herewith, ESA shall deposit with Escrow Agent the amount of $3,025,000 (the "Cash Deposit") which shall be invested together with the Proceeds, if any, as ESA directs or, if Escrow Agent receives no such direction, then in an interest bearing money market account or other account (the "Investment"). Escrow Agent is authorized to file appropriate or necessary reports or returns of interest earned on the Investment with the United States Treasury Department, Internal Revenue Service, and any applicable State or local taxing authority, in aid of which ESA's Federal Taxpayer Identification Number is 36-

3996573. Escrow Agent shall have no liability or responsibility for any loss or cost which may be suffered by ESA, ESA Properties, QI or Kipling as a result of the failure or insolvency of any financial institution, or the loss of any interest in which the Investment may be made, unless caused by Escrow Agent's conversion of funds to its own account.

     3. ESA may deposit, from time to time, stock certificates representing its common shares ("Certificates") with Escrow Agent, who shall hold such Certificates subject to the terms hereof. Alternatively, ESA and Kipling may jointly determine to deliver such Certificates directly to a third party in exchange for the Proceeds from the sale or sales of such Certificates, provided that such Proceeds are delivered to Escrow Agent and disbursed pursuant to the terms of Section 4 hereof.

     4. On notice from ESA and QI, which specifies the number of Certificates, Escrow Agent shall deliver such Certificates from time to time to such third parties as directed by ESA and QI. Escrow Agent shall receive the proceeds ("Proceeds") from the sale of such Certificates and shall disburse such Proceeds as follows:

          a. First, pari passu to Kipling's lenders (the "Lenders") in accordance with the payoff letters attached hereto as Exhibit B.

          b. Second, when the indebtedness of the Lenders is paid in full pursuant to such payoff letters, the balance, if any, as directed by QI, up to the remaining balance of the Note which shall be reduced dollar for dollar by the amount paid to the Lenders.

          c. Third, undisbursed Proceeds shall be invested as the Cash Deposit is invested until contrary instructions are received from ESA and QI, pending payment in full to the Lenders and QI.

          d. Fourth, when payment in full has been made to the Lenders and to QI, the balance of the Investment shall be paid to ESA or as directed by ESA; whereupon this Agreement shall terminate for all purposes and any Certificates remaining in Escrow's Agent's possession shall be returned to ESA, or as directed by it.

     5. In the event the aggregate Proceeds received and disbursed by Escrow Agent on or before _______, 1996 do not equal or exceed the amount due from ESA Properties under the Note, Escrow Agent shall disburse the Cash Deposit as follows:

          a. First, pari passu to the Lenders in accordance with the payoff letters attached hereto as Exhibit B.

          b. Second, to QI, in an amount equal to the remaining balance due from ESA Properties under the Note, giving credit for the amount paid to the Lenders; and

          c. Third, the balance of the Investment, if any, to ESA, whereupon this Agreement shall terminate for all purposes and any Certificates remaining in Escrow Agent's possession shall be returned to ESA, or as directed by ESA.

     6. Escrow Agent shall not be liable for any loss, cost or damage which either ESA, ESA Properties, or QI may suffer or incur as a result of Escrow Agent's act, omission or performance under this Agreement unless caused by Escrow Agent's willful misconduct or gross negligence. In performing its duties hereunder, Escrow Agent shall be held to the standard of an ordinary man.

     7. In performing its duties hereunder, Escrow Agent shall be entitled to rely in good faith on any written notice or direction which it may receive from either or both of QI or ESA and, without duty to inquire further (unless Escrow Agent has actual notice of the need for inquiry) upon the authenticity of signature and of the authority of any person or persons acting or purporting to act on behalf of either QI or ESA.

     8. In the event any dispute should arise or exist as between ESA and Kipling as to the distribution and disbursement of the Cash Deposit or Proceeds, or interest earned thereon (in any case, or any combination of circumstances, a "Dispute"), or in the event Escrow Agent reasonably believes in good faith that a Dispute exists, Escrow Agent shall have the right to file an action in interpleader, naming ESA, QI and Kipling, in either: (a) the District Court, Jeffersen County, Colorado, or (b) the United States District Court for the District of Colorado, (ESA, QI and Kipling, and each of them, hereby evidencing their consent to the venue and jurisdiction of either of the foregoing courts, subject only to satisfaction of the requirements for federal jurisdiction, if that is the forum selected by Escrow Agent) and to deposit the balance of the Cash Deposit, the Proceeds, the Certificates, and interest there on into the registry thereof, after first deducting Escrow Agent's reasonable and actual costs of filing the action, including, without limitation, attorneys' fees, court costs and costs incurred in consulting legal counsel of Escrow Agent's selection prior to filing the interpleader action. Concurrently with such filing, Escrow Agent shall be dismissed from such action, whereupon this Agreement shall terminate and all liability, obligation and responsibility of Escrow Agent hereunder shall be released, discharged and accounted for, absolutely and forever, as shall also be the case upon any full disbursements of the Investment and/or Proceeds and/or Certificates and interest thereon, under and by virtue of Paragraphs 4 or 5 or Paragraph 10(b) hereof.

     9. As a matter which shall survive any termination of this Agreement, ESA and Kipling, jointly and severally, shall indemnify and hold harmless Escrow Agent from and against any and all loss, cost, claim, expense, damage or demand including, but not limited to, court costs and reasonable, actual attorneys' fees, which Escrow Agent may suffer, incur or be threatened with and which arise from, and in connection with, or may in any manner whatsoever be derivative of, Escrow Agent's performance of its duties and responsibilities hereunder. In order for Escrow Agent to invoke the benefit of this indemnity, it shall only be necessary for Escrow Agent to give notice to ESA and Kipling of the issue involved under this Paragraph 9 and, from and after the date of such notice, Escrow Agent shall be fully and completely reimbursed for all costs and, if necessary, defended by legal counsel approved by Escrow Agent against all claims.

     10. (a) Except by operation of law, or by virtue of a corporate reorganization or merger of Escrow Agent, or as expressly provided herein, Escrow Agent shall not have the right to assign this Agreement or Escrow Agent's duties and responsibilities hereunder, nor transfer the Cash Deposit and/or Proceeds or the Certificates and interest to another person or entity. In the event of any such transfer or assignment as is contemplated by the first sentence of this Paragraph 10(a), Escrow Agent shall cause to be delivered to ESA, QI and Kipling an assumption agreement in writing whereby Escrow Agent's successor (who shall become "Escrow Agent" hereunder) assumes all duties and responsibilities of Escrow Agent existing under and by virtue of this Agreement and in respect of the Cash Deposit, Certificates, and Proceeds and which contains then-current information regarding notice. Neither Escrow Agent nor any successor under this Paragraph 10(a) shall be relieved of liability to ESA, QI and Kipling by reason of any transfer and assignment of Escrow Agent's duties effected pursuant to this Paragraph 10(a).

          (b) ESA, QI and Kipling, acting jointly, only, and with or without cause, may terminate Escrow Agent's duties and obligations under this Agreement at any time upon prior written notice to Escrow Agent to such effect, which notice shall specify the person or entity to whom the Investment, and all interest thereon, and the Certificates shall be disbursed. Upon such disbursement, all duties, liabilities and obligations of Escrow Agent under this Agreement shall terminate.

     11. All notices or directions required, necessary or desired to be given in respect of this Agreement shall be in writing, executed by ESA, QI and Kipling, or Escrow Agent, or their designated representative, and, except as otherwise provided in Paragraph 12, shall be deemed given and effective when hand delivered against receipt by any means to the party for whom such notice is intended, or on the third (3rd) business day following the day upon which such notice is deposited, postage prepaid, certified mail, return receipt requested, to the United States Postal Service (or successor thereto) and, in all cases, hand delivered, by facsimile transmission, or mailed, addressed as follows:

     a)  If to Kipling:       Kipling Hospitality Enterprise Corporation
                              c/o McBride Lighting
                              260 Raritan
                              Denver, Colorado 80223
                              Attn: J. Craig McBride
                              Telephone No. (303) 778-8787
                              Facsimile No. (303) 778-8244
                              Designated Representative(s): J. Craig McBride
                              Signature of Designated Representative
                                                                   ---------

     b)  If to ESA or         c/o Extended Stay America, Inc.
         ESA Properties:      500 East Broward Boulevard, #950
                              Ft. Lauderdale, Florida 33394
                              Attn: Robert A. Brannon
                              Telephone No. (954) 713-1600
                              Facsimile No. (954) 713-1655
                              Designated Representative(s): Robert A. Brannon
                              Signature of Designated Representative __________

     c)  If to QI:            Exchange Accomodator Corporation
                              885 S. Colorado Boulevard
                              Denver, Colorado 80222-8006
                              Attn: Jay Pansing
                              Telephone No. (303) 722-6500
                              Facsimile No. (303) 722-9270
                              Designated Representative(s): Jay Pansing
                              Signature of Designated Representative: _________

     d)  If to Escrow Agent:  First American Title Insurance Company

                              ____________________________
                              ____________________________
                              Attn: ______________________
                              Telephone No. ______________
                              Facsimile No. ______________
                              Designated Representative(s): ___________________
                              Signature of Designated Representative: _________

or to such other address or attention as may be directed by proper notice.

     12. Except as may be otherwise expressly provided herein, this Agreement and the terms, covenants and conditions hereof, shall be binding upon and shall inure to the benefit of ESA, Kipling, and Escrow Agent and their respective or permitted successors or assigns. As used herein, the terms "ESA", "Kipling" and "Escrow Agent" mean and include the persons or entities signatory hereto and their respective successors, assigns and legal representatives.

     13. This Agreement is a contract for performance of escrow services and is to be governed, interpreted, construed and enforced under and by reference to the substantive (but not the conflicts) laws of the State of Colorado.

     14. It is not intended that any provision of this Agreement, now or hereafter contained, shall constitute, or be deemed or construed so as to constitute, a commitment or undertaking by Escrow Agent with respect to title, examination or certification of title, the status of title, or the insurance of title to the any property. No practice or conduct of the parties under and in respect of this Agreement and the rights, duties, obligations and activities hereof shall produce, or be deemed or construed to produce, a contrary result to this express intention of the parties, in any manner whatsoever.

     15. This Agreement may not be altered, modified or amended in any manner other than in writing, executed by each party hereto in the same degree of dignity in which this Agreement is executed.

     16. This Agreement may be executed in one or more counterparts, provided that any aggregate number of counterparts having at least one original execution of each party affixed, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, ESA, ESA Properties, Kipling and Escrow Agent, in each case acting by and through their duly authorized and incumbent representatives, have caused this Agreement to be executed, in multiple counterpart original, and have delivered the same, each to the others as of the day and year first above written.


                              KIPLING HOSPITALITY ENTERPRISE
                              CORPORATION, a Colorado corporation

                              By:
                                 --------------------------------

                              Its:
                                  -------------------------------


                              EXCHANGE ACCOMODATOR
                              CORPORATION, a Colorado corporation


                              By:
                                 ---------------------------------------

                              Its:
                                  --------------------------------------



                              EXTENDED STAY AMERICA, INC.

                              By:
                                 ----------------------------------------
                                 Robert A. Brannon, Senior Vice President

                              ESA PROPERTIES, INC.,
                              a Delaware corporation

                              By:
                                 ---------------------------------
                                 Robert A. Brannon, Vice President


                              FIRST AMERICAN TITLE INSURANCE
                              COMPANY, a California corporation

                              By:
                                 ---------------------------------

                              (Type Name):
                                          ------------------------

                              Its:
                                  --------------------------------

                              (Type Title):
                                           -----------------------

                            COVENANT NOT TO COMPETE
                            -----------------------

     THIS COVENANT NOT TO COMPETE (the "Agreement") dated as of the ___ day of ________, 1996, is delivered by J. CRAIG MCBRIDE ("McBride") to EXTENDED STAY AMERICA, INC., a Delaware corporation (the "Company").

                                R E C I T A L S:

     A. McBride is the sole shareholder of Kipling Hospitality Enterprises Corporation ("Kipling").

     B. Kipling entered into an agreement (the "Purchase Agreement") with an affiliate of the Company to transfer a certain hotel known as the Econolodge located in Lakewood, Colorado (the "Hotel").

     C. It is a condition to the execution of the Purchase Agreement by the affiliate of the Company that McBride execute and deliver to the Company this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, McBride agrees as follows:

     1. No Solicitation of Employees. McBride agrees that from the date of this Agreement and continuing for a period of two years (the "Term"), neither McBride nor any person or enterprise controlled by McBride will solicit for employment any person employed by the Company or any of its affiliates.

     2. Covenant Not to Compete. McBride agrees that during the Term of this Agreement, neither McBride nor any person or enterprise controlled by McBride will become a stockholder, director, officer, agent, consultant or employee of a business, whether or not incorporated, or have any financial stake of any nature in any of the foregoing or otherwise engage directly or indirectly in any enterprise which is a Competing Business (defined below) in the Prohibited Area (defined below); provided, however, that the foregoing shall not prohibit the ownership of less than 5% of the outstanding shares of stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Term "Competing Business" shall mean any business, person, or entity which is engaged in the ownership, management, operation, or development of Extended-Stay Lodging Facilities (defined below) generally similar to those owned or operated by the Company or its affiliates during the Term. The term "Prohibited Area" shall mean any area within twenty-five (25) miles of either (i) any Extended-Stay Lodging Facilities owned or operated by the Company or any of its affiliates; and(ii) any real property owned, leased, or under contract for purchase by the Company or any of its affiliates where the Company or its affiliates intends to develop an Extended-Stay Lodging Facility. The term "Extended-Stay Lodging Facilities" shall mean a facility marketed and advertised primarily as one offering lodging for extended periods, as opposed to transient periods, and is one in which a minimum of 80 percent of available sleeping rooms are equipped with kitchen appliances consisting minimally of a micro refrigerator, microwave oven, and sink/counter space plus a table suitable for dining. Upon the written request of McBride, the Company shall deliver to McBride a description of the properties referred to above. Notwithstanding the foregoing, the properties described on Exhibit A hereto shall be permitted exceptions to the terms of this Section 2.

     3. Remedies for Breach of Covenants. In the event that a covenant included in this Agreement shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the covenants contained in sections 1 and 2, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenant to be enforced so that the validity,legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     McBride acknowledges that any material breach of his covenants contained in Sections 1 and 2 will cause irreparable harm to the Company, which will be difficult if not impossible to ascertain, and the Company shall be entitled to equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief or the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, J. Craig McBride has executed this Agreement as of the day and year first above written.




                                       ---------------------------------------
                                       J. CRAIG MCBRIDE

                                  EXHIBIT "A"

                           (COVENANT NOT TO COMPETE)

1.   Denver Travelodge Hotel - 200 West 38th Avenue, Denver, Colorado 80216

2.   Days Inn - 8300 E. Kellogg, Wichita, Kansas 67207

3.   Williamsburg Inn - 8300 E. Kellogg, Wichita, Kansas 67207

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